FOR RELEASE March 9, 2012

Contact: ICR, Inc.

Robert Koepp

(+86) 10-6583-7516

(646) 328-2510

Chindex International, Inc. Reports Financial Results for the
Fourth Quarter and Full Year of 2011

Bethesda, Maryland – March 9, 2012 – Chindex International, Inc. (NASDAQ: CHDX), an American health care company providing health care services in China through the operations of United Family Healthcare, a network of private primary care hospitals and affiliated ambulatory clinics, today announced financial results for the fourth quarter and full year of 2011 ended December 31, 2011.

Fourth Quarter 2011 Financial Highlights

•	Revenue from healthcare services increased 22% to $31.9 million from $26.1 million in the prior year period.

•	Adjusted EBITDA rose to $6.2 million, compared to Adjusted EBITDA of $4.3 million in the prior year period.

•	Income from operations was $2.1 million compared to $2.8 million in the prior year period, primarily due to ramp up of new services and facilities.

•	Net income was $1.2 million, or $0.07 per diluted share, compared to net income of $1.7 million, or $0.10 per diluted share, in the prior year period.

•	Development, pre-opening and start-up expense was $2.6 million compared to $675,000 in the prior year period.

Roberta Lipson, President and CEO of Chindex, commented, “We had a strong fourth quarter of 2011, with revenue growing 22% to $31.9 million year over year. Adjusted EBITDA increased 44% in the quarter to $6.2 million, representing a 19% adjusted EBITDA margin. For the full year of 2011, we are pleased to deliver 20% year over year growth during our first year as a pure play healthcare services company. This has been a year focused on expansion through strengthening traffic at our existing facilities and building out new facilities. Our revenue performance has begun to reflect contribution from our efforts, with growth rates rising in the second half of 2011 to the mid-teens and low-twenties.”

“Looking forward to 2012, Chindex will remain dedicated to bringing our unique experience of premium, private healthcare to more consumers, across more service offerings and in more locations throughout China. We expect revenue growth to further accelerate to the mid-twenties, driven by strong demand in existing facilities as well as growing contribution from new facility openings, and adjusted EBITDA margin to remain stable in the mid-teens. Again, we stress that we believe our adjusted EBITDA performance is the best metric for judging our operational performance throughout this period of intensive hospital network expansion.”

“Overall, the UFH network is well-positioned as a leading provider of premium healthcare services in Beijing, Shanghai, Tianjin and Guangzhou. These affluent metropolitan cities with rapid economic development, growing international populations and widening target patient bases offer significant room for expansion. Moreover, we believe our plans are well-timed with increasingly favorable policies and growing market demand to achieve increasing top-line growth and steady profitability.”

“We would like to also help investors better understand contributions from our Chindex Medical Limited joint venture. Late in the fourth quarter, CML shipped a daVinci surgical robot system which could not be recognized as revenue in 2011 under CML’s accounting policy for equipment sales. The associated revenue and gross margin will not be recognized until 2012 when the system is installed. As a result, contribution from CML during the fourth quarter was immaterial. Nevertheless, we are pleased with CML’s first year of operations, which contributed significantly to our bottom line. In the coming year, we believe CML’s progress in obtaining SFDA approval and initiating marketing activities for new imaging products for sale in the China market and expansion of its manufacturing base through strategic capital investments in its dental business will continue to drive growth. For the near term, however, we expect our contribution from CML to remain steady but moderate in growth.”

Fourth Quarter 2011 Financial Results
Fourth quarter 2011 revenue from healthcare services increased 22% to $31.9 million from $26.1 million in the prior year period, reflecting continued growth of inpatient and outpatient volume across the United Family Healthcare network as well as nascent contributions from the phased opening of the expansion of the Company’s flagship hospital in Beijing. Outpatient services contributed 58% of revenue and inpatient services contributed 42% of revenue in the fourth quarter of 2011, compared to 59% and 41%, respectively, in the prior year period. By service line, for the fourth quarter ended December 31, 2011, surgical services contributed 19%, OB/GYN contributed 16%, pediatrics contributed 9%, ancillary services contributed 33% and other services contributed 23% of revenue.

Operating expenses for the three months ended December 31, 2011 increased 22% to $29.8 million from $24.4 million in the prior year period primarily reflecting the Company’s ongoing expansion efforts. Salaries, wages and benefits in the fourth quarter of 2011 increased 23% to $17.3 million from $14.1 million in the prior year period reflecting a growth in headcount to drive revenue growth and support development activities. Development, pre- and post-opening and start up expenses for the Beijing United expansion, Shanghai Pudong expansion, Tianjin United Family ramp up and Beijing United Family Rehabilitation Hospital were $2.6 million this quarter, compared to $675,000 for the prior year period. Operating expenses also included certain non-cash expenses including $630,000 of stock compensation expense compared to $1.0 million for the prior year period.

Adjusted EBITDA in the fourth quarter of 2011 increased to approximately $6.2 million, representing a 19% adjusted EBITDA margin, compared to $4.3 million in the prior year period driven by consistent profitability of existing facilities.

Income from operations was $2.1 million compared to $2.8 million in the prior year period reflecting the deconsolidation of the medical products division.

The Company recorded a $835,000 provision for taxes in the fourth quarter of 2011 compared to a provision for taxes of $979,000 in the prior year period.

Net income for the quarter ended December 31, 2011 was $1.2 million, or $0.07 per diluted share, compared to $1.7 million, or $0.10 per diluted share, in the prior year period. For the fourth quarter of 2011, weighted average diluted shares outstanding were 17.2 million.

Full year 2011 Financial Results
During the full year ended December 31, 2011, revenue from healthcare services increased 20% to $114.4 million from $95.4 million in the prior year period, reflecting growing inpatient and outpatient volume across the United Family Healthcare network. Outpatient services contributed 59% of revenue and inpatient services contributed 41% of revenue for the full year of 2011, compared to 60% and 40%, respectively, in the year ago period. By service line, surgical services contributed 18%, OB/GYN contributed 15%, pediatrics contributed 8%, ancillary services contributed 33% and other services contributed 26% of revenue for the year ended December 31, 2011.

Operating expenses for the full year 2011 increased 25% to $108.7 million from $87.1 million in the prior year period primarily due to increased staffing, office and administrative supplies associated with the Company’s ongoing development and expansion plans. Development, pre-opening and start up expenses, including post-opening expenses, rose to $7.8 million from $2.1 million in the prior year period primarily as a result of expenses related to the Company’s Beijing, Pudong and Tianjin projects. Operating expenses also included certain non-cash expenses including $3.1 million of non-cash stock compensation expense.

Adjusted EBITDA was approximately $19.0 million compared to $14.1 million in the prior year period.

Income from operations was $5.7 million compared to income from operations of $10.7 million in the prior year period reflecting the deconsolidation of the medical products division.

Provision for taxes was $3.7 million compared to $4.3 million in the prior year period.

Net income was $3.2 million, or $0.20 per diluted share, compared to net income of $6.3 million, or $0.40 per diluted share, in the prior year period. For the full year ended December 31, 2011, weighted average diluted shares outstanding were 17.4 million.

As of December 31, 2011, the Company had $60.3 million in unrestricted cash, cash equivalents and investments.

Non-GAAP Measures

The Company presents Adjusted EBITDA to better illustrate ongoing operational results. Adjusted EBITDA is defined as income (loss) before interest expense, interest and other income, income taxes, depreciation and amortization, and also excludes development, pre-opening and start-up expenses related to new and pending hospitals and clinics, equity in earnings (loss) income of unconsolidated affiliate, non-recurring charges for Chindex Medical Limited (CML) joint venture formation and effect of change in corporate cost allocations. The Company anticipates recurring development, pre-opening and start-up expense and notes that such expense is a basic element of the long term growth plan. Management believes that providing an Adjusted EBITDA analysis to investors is a helpful metric to better illustrate the Company’s operations, including development plans, and changes in presentation from historical periods. The Company uses Adjusted EBITDA for business planning and other purposes. Other companies may calculate Adjusted EBITDA differently, and therefore Chindex’s Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company’s business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of operating performance.

Chindex Medical Limited
The Chindex Medical Limited joint venture (CML) between FosunPharma and Chindex International began operations on January 1, 2011. The strategic venture merged the former Medical Products division of Chindex International and select medical device companies of FosunPharma. FosunPharma owns 51% and Chindex owns 49% of the CML joint venture. Chindex recognizes its 49% interest in CML’s net income using the equity method of accounting.

For the fourth quarter of 2011, the Company recognized immaterial income from its equity interest reflecting the deferral of revenue related to CML’s sale of a daVinci surgical robot system. For the full year ended December 31, 2011, the Company recognized $1.1 million for its equity interest in CML. In recognizing its 49% interest in the net income of CML for these periods, Chindex also included additional expenses for amortization of certain fair value adjustments made in connection with the formation of the joint venture.

Conference Call
Management will host a conference call at 8:00 am ET Monday morning on March 12, 2012 to discuss financial results. To participate in the conference call, U.S. domestic callers may dial 1-877-303-9231 and international callers may dial 1-760-666-3567 approximately 10 minutes before the conference call is scheduled to begin. A telephone replay will be available from the day of the call until March 19, 2012 by dialing (U.S. domestic) 1-855-859-2056 or (international) 1-404-537-3406, passcode 54338362. A webcast of the earnings call will be accessible via Chindex’s website at http://ir.chindex.com/events.cfm.

About Chindex International, Inc.
Chindex is an American health care company providing health care services in China through the operations of United Family Healthcare, a network of private primary care hospitals and affiliated ambulatory clinics. United Family Healthcare currently operates in Beijing, Shanghai, Tianjin and Guangzhou. The Company also provides medical capital equipment and products through Chindex Medical Ltd., a joint venture company with manufacturing and distribution businesses serving both domestic China and export markets. With thirty years of experience, the Company’s strategy is to continue its growth as a leading integrated health care provider in the Greater China region. Further company information may be found at the Company’s website at http://www.chindex.com.

Safe Harbor Statement
Statements made in this press release relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth under the heading “Risk Factors” in the Company’s Transition Report on Form 10-K for the nine months ended December 31, 2010, updates and additions to those “Risk Factors” in the Company’s interim reports on Form 10-Q, Forms 8-K and in other documents filed by us with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential,” or “continue” or similar terms or the negative of these terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Financial Summary Attached

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Revenue
Healthcare services revenue	$31,932	$26,114	$114,397	$95,392
Product sales	-	23,900	-	82,540

Total revenue	31,932	50,014	114,397	177,932

Operating expenses
Healthcare services:
Salaries, wages and benefits	17,306	14,065	64,074	52,429
Other operating expenses	4,429	5,012	17,947	15,627
Supplies and purchased medical services	4,124	2,701	13,233	9,616
Bad debt expense	735	564	2,131	1,703
Depreciation and amortization	1,492	995	5,145	3,757
Lease and rental expense	1,749	1,044	6,199	4,013

	29,835	24,381	108,729	87,145

Products:
Product sales costs	-	17,018	-	58,326
Product selling and other operating expenses	-	5,793	-	21,780

	-	22,811	-	80,106

Total operating expenses	29,835	47,192	108,729	167,251

Income from operations	2,097	2,822	5,668	10,681

Other income and (expenses)
Interest income	251	223	803	633
Interest expense	(355)	(140)	(645)	(759)
Loss on deconsolidation of subsidiaries	—	(126)	—	(126)
Equity in income of unconsolidated affiliate	—	—	1,121	—
Miscellaneous (expense) income — net	15	(59)	(58)	179

Income before income taxes	2,008	2,720	6,889	10,608
Provision for income taxes	(835)	(979)	(3,688)	(4,279)

Net income	$1,173	$1,741	$3,201	$6,329

Net income per common share — basic	$.07	$.11	$.20	$.42

Weighted average shares outstanding — basic	16,222,937	16,036,825	16,141,063	15,193,008

Net income per common share — diluted	$.07	$.10	$.20	$.38

Weighted average shares outstanding — diluted	17,244,391	17,362,919	17,413,330	16,602,288

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$33,755	$32,007
Restricted cash	—	300
Investments	26,394	37,631
Accounts receivable, less allowance for doubtful accounts of $8,300 and $6,748, respectively	13,947	11,601
Receivables from affiliate	10,984	9.330
Inventories of supplies, net	2,307	1,413
Deferred income taxes	3,887	3,242
Other current assets	4,652	3,856

Total current assets	95,926	99,380
Restricted cash and sinking funds	1,030	980
Investments	100	2,439
Investment in unconsolidated affiliate	33,256	31,756
Property and equipment, net	64,219	37,099
Noncurrent deferred income taxes	424	108
Other assets	2,719	2,411

Total assets	$197,674	$174,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,957	$4,038
Payable to affiliate	8,158	—
Accrued expenses	11,735	8,541
Other current liabilities	5,549	3,874
Income taxes payable	2,141	2,147

Total current liabilities	31,540	18,600
Long-term debt and convertible debentures	23,818	23,070
Long-term deferred tax liability	287	431

Total liabilities	55,645	42,101

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 28,200,000 shares authorized, including 3,200,000 designated Class B:
Common stock – 15,652,917 and 15,310,426 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	157	153
Class B stock – 1,162,500 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	12	12
Additional paid-in capital	118,930	115,815
Accumulated other comprehensive income	8,439	4,802
Retained earnings	14,491	11,290

Total stockholders’ equity	142,029	132,072

Total liabilities and stockholders’ equity	$197,674	$174,173

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year ended December 31,
	2011	2010
OPERATING ACTIVITIES
Net income	$3,201	$6,329
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,145	3,984
Provision for demonstration inventory	—	628
Inventory write down	10	220
Provision for doubtful accounts	2,131	1,984
Loss on disposal of property and equipment	80	159
Equity in income of unconsolidated affiliate	(1,121)	—
Deferred income taxes	(939)	1
Stock based compensation	3,177	2,913
Foreign exchange (gain) loss	(670)	1,368
Amortization of debt issuance costs	9	9
Amortization of debt discount	247	247
Loss on deconsolidation of subsidiaries	—	126
Non-cash charge for change in fair value of warrants	—	(224)
Changes in operating assets and liabilities:
Restricted cash	300	(298)
Accounts receivable	(3,791)	2,679
Accounts receivable from affiliate	(1,653)	—
Inventories of supplies	(811)	(3,923)
Other current assets and other assets	(872)	(2,145)
Accounts payable, accrued expenses, other current liabilities and deferred revenue	4,557	2,873
Accounts payable to affiliate	1,669	—
Income taxes payable	(110)	(484)
Net cash provided by operating activities	10,559	16,447
INVESTING ACTIVITIES
Purchases of short-term investments and CDs	(26,966)	(4,977)
Proceeds from redemption of CDs	41,091	21,174
Deconsolidation of cash held by subsidiaries contributed to JV	—	(22,917)
Purchases of property and equipment	(23,843)	(13,716)
Net cash used in investing activities	(9,718)	(20,436)
FINANCING ACTIVITIES
Repayment of debt, sinking fund deposits and vendor financing	—	(2,720)
Repurchase of restricted stock for income tax withholding	(233)	(943)
Proceeds from issuance of common stock	—	13,803
Proceeds from exercise of stock options and warrants	175	731
Net cash (used in) provided by financing activities	(58)	10,871
Effect of foreign exchange rate changes on cash and cash equivalents	965	1,365
Net increase in cash and cash equivalents	1,748	8,247
Cash and cash equivalents at beginning of period	32,007	23,760
Cash and cash equivalents at end of period	$33,755	$32,007
Supplemental disclosures of cash flow information:
Cash paid for interest	$670	$1,309
Cash paid for taxes	$4,751	$8,186
Non-cash investing and financing activities consist of the following:
Property and equipment additions included in accounts payable	$6,685	$6,482
Investment in unconsolidated affiliates	$—	$8,839
Cashless exercise of warrants at fair value	$—	$800

The table below reconciles our consolidated net income to Adjusted EBITDA (in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2011	2010	2011	2010
Consolidated net income	$1,173	$1,741	$3,201	$6,329

Adjustments:
Depreciation and amortization	1,492	995	5,145	3,757
Provision for income taxes	835	979	3,688	4,279
Interest expense	355	140	645	759
Interest and other income, net	(266)	(165)	(745)	(813)
Development, pre-opening and start-up expense	2,586	675	7,768	2,129
Loss on deconsolidation of subsidiaries	—	126	—	126
Equity in earnings of unconsolidated affiliate	—	—	(1,121)	—
Non-recurring charges for CML JV formation	—	942	400	942
Effect of change in corporate cost allocations	—	—	—	(975)

	5,002	3,693	15,780	10,204

Adjustments to exclude Medical Products Division:
Medical Products revenue	—	(23,900)	—	(82,540)
Medical Products cost of products sold	—	17,018	—	58,326
Medical Products selling and operating expenses	—	5,796	—	21,780

	—	(1,089)	—	(2,434)

Adjusted EBITDA	$6,175	$4,348	$18,981	$14,101